EXHIBIT 99.1
For Immediate Release
Contact:

P. Curtis Schenck
Director, Investor Relations/Public Relations
Phone: +01-301-961-3400
Fax: +01-301-961-3440
cschenck@sucampo.com
Sucampo Pharmaceuticals Appoints John C. Wright,
Retired Ernst & Young Partner, to Board of Directors
Accounting Industry Veteran Brings More Than 30 Years of
Financial Expertise to Independent Director Role
BETHESDA, Maryland, February 22, 2008 – Sucampo Pharmaceuticals, Inc. (NASDAQ: SCMP) today announced that John C. Wright, 59, has been appointed to Sucampo Pharmaceuticals’ Board of Directors. Wright was a partner of Ernst & Young, LLP, where he served for nearly 30 years until his retirement in 2000. He becomes the sixth independent member of Sucampo Pharmaceuticals’ seven-member Board. Wright will also serve on the Audit Committee.
Wright began his financial career in 1971 as a staff accountant at Ernst & Young and was promoted to partner in 1982. He has extensive experience in areas including mergers and acquisitions, domestic and international tax and finance, securities and regulatory affairs.
Following his retirement from Ernst & Young, Wright served as senior vice president and chief financial officer of Teligent, Inc., a telecommunications company based in McLean, VA, and as chief financial officer of QuadraMed Corp. (AMEX: QD), a Reston, VA-based provider of information technology to the healthcare industry, through 2005.
“John brings to the Board a depth of financial and capital markets experience that will be important in helping our company efficiently execute its global expansion of our own product, AMITIZA®, to Europe and other countries,” said Ryuji Ueno, M.D., Ph.D., Ph.D., Sucampo Pharmaceuticals’ chairman and chief executive officer. “We are delighted to welcome him to the Board.”
“Sucampo is fueled by outstanding science and guided by an experienced, focused management team,” Wright said. “I am privileged to join the Board of this dynamic organization and look forward to furthering the company’s success.”
In addition to Sucampo Pharmaceuticals, Wright currently serves on the Board of Directors of Watson Wyatt Worldwide, Inc. (NYSE: WW), a global provider of human capital consulting services. A native of Asheboro, North Carolina, he received a bachelor’s degree in accounting from the University of North Carolina at Chapel Hill.

John C. Wright/2
About Sucampo Pharmaceuticals, Inc.
Sucampo Pharmaceuticals, Inc., a specialty biopharmaceutical company based in Bethesda, MD, focuses on the development and commercialization of medicines based on prostones. The therapeutic potential of prostones, which are bio-lipids that occur naturally in the human body, was first identified by Ryuji Ueno, M.D., Ph.D., Ph.D., Sucampo Pharmaceuticals’ chairman and chief executive officer. Dr. Ueno founded Sucampo Pharmaceuticals in 1996 with Sachiko Kuno, Ph.D., founding chief executive officer and advisor, international business development.
Sucampo Pharmaceuticals is marketing AMITIZA® (lubiprostone) in the U.S. for chronic idiopathic constipation in adults and is developing the drug for additional gastrointestinal disorders with large potential markets. The company expects to begin submitting EU marketing authorization applications for AMITIZA for chronic idiopathic constipation in the first half of 2008. In addition, the company has a robust pipeline of compounds with the potential to target underserved diseases affecting millions of patients worldwide. Sucampo Pharmaceuticals has two wholly owned subsidiaries: Sucampo Pharma Europe, Ltd. in Oxford, UK with a branch office in Basel, Switzerland, and Sucampo Pharma, Ltd. in Tokyo and Osaka, Japan. To learn more about Sucampo Pharmaceuticals and its products, visit www.sucampo.com.
Forward-Looking Statements
Any statements in this press release about future expectations, plans and prospects for Sucampo Pharmaceuticals, Inc. are forward-looking statements made under the provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the words “project,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “will,” “may” or other similar expressions. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: the results of clinical trials with respect to Sucampo Pharmaceuticals’ products under development; the timing and success of submission, acceptance and approval of regulatory filings; Sucampo Pharmaceuticals’ dependence on the commercial success of AMITIZA; Sucampo Pharmaceuticals’ ability to obtain additional funding required to conduct its discovery, development and commercialization programs; Sucampo Pharmaceuticals’ dependence on its co-marketing alliance with Takeda Pharmaceutical Company Limited; and Sucampo Pharmaceuticals’ ability to obtain, maintain and enforce patent and other intellectual property protection for its discoveries. These and other risks are described in greater detail in the “Risk Factors” section of Sucampo Pharmaceuticals’’ Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the quarter ended September 30, 2007. Any forward-looking statements in this press release represent Sucampo Pharmaceuticals’ views only as of the date of this release and should not be relied upon as representing its views as of any subsequent date. Sucampo Pharmaceuticals anticipates that subsequent events and developments will cause its views to change. However, while Sucampo Pharmaceuticals may elect to update these forward-looking statements publicly at some point in the future, it specifically disclaims any obligation to do so, whether as a result of new information, future events or otherwise.
AMITIZA® is a registered trademark of Sucampo Pharmaceuticals, Inc.
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